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                                                                    EXHIBIT 99.1

                   Euronet Worldwide Shows Strong Revenue and
                     Operating Profit in Second Quarter 2002

LEAWOOD, KANSAS, USA--July 29, 2002--Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading provider of secure electronic financial transaction solutions, announced consolidated revenues of $17.5 million for the second quarter 2002, an increase of 16% over second quarter 2001 revenues of $15.1 million. The consolidated revenue represents a 3% increase over first quarter 2002 revenues of $17.0 million.

The Company posted consolidated operating income of $953,000 in the second quarter 2002, an improvement of $2.7 million over second quarter 2001 operating loss of $1.7 million and an increase of $807,000 over first quarter 2002 operating income of $146,000. Additionally, consolidated EBITDA improved by $2.7 million from positive $320,000 in the second quarter 2001 to a positive $3.1 million for the second quarter 2002. This result represents an increase of $600,000 compared to first quarter 2002 EBITDA of $2.5 million.

The Processing Services segment posted second quarter revenues of $12.9 million, an 18% increase over revenues of $10.9 million for the same period of 2001. Second quarter 2002 processing revenues represent a 6% increase over first quarter 2002 revenues of $12.2 million. The Software segment had a strong showing again this quarter, reporting $4.6 million revenues for second quarter 2002, an increase of 11% over second quarter 2001 revenues of $4.1 million. This represents a decrease of 5% from first quarter software revenues of $4.9 million. Software revenues for second quarter 2002 include $1.6 million in revenues from the January 2002 Alltel software license agreement.

All revenue, operating profit, and EBITDA amounts reported for the current and prior periods exclude the U.S.-based Dash and France operations. U.S.-based Dash operations were sold on January 4, 2002, while France operations were transferred on July 15, 2002. Current accounting rules require this separate classification of financial information for such business components sold or held for sale. Consolidated EBITDA is computed by adding depreciation, amortization, asset write-downs, interest expense (net of interest income), other income, net foreign exchange gain/(loss), gain/(loss) on early retirement of debt, income from discontinued operations, minority interest and taxes to net income/(loss).

"We are pleased with our double digit growth in processing services revenue as compared to the same period last year and the positive cash flow it generated. This growth is a direct result of the strong relationships we have built with banks and mobile operators, driving more transactions through our data center by adding more touchpoints and transaction options at these touchpoints," said Michael J. Brown, Euronet Worldwide Chairman and CEO. "Our results



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

reflect Euronet's commitment to providing value-added services that are important to banks' and mobile operators' customer service objectives, a growing point of distinction in their markets."

Euronet redeemed approximately $9 million face value of its 12 3/8% senior discount notes with cash on July 19, 2002. This reduction, combined with approximately $2 million face value in bond swaps completed during the second quarter 2002, reduces Euronet's indebtedness under its 12 3/8% senior discount notes to $34.8 million as of July 19, 2002. Euronet continues to move toward refinancing the remaining balance of senior discount notes by mid-year 2003. Debt-for-equity exchanges may also continue to reduce the senior facility. As of July 1, 2002, all remaining notes are callable, starting at a premium of approximately 6% that declines annually.

The strengthening of the euro compared to the U.S. dollar during the second quarter 2002 resulted in a foreign exchange loss of $3.8 million as compared to a foreign exchange gain of $3.2 million during second quarter 2001.

As of June 30, 2002, Euronet owned and/or operated a total of 2,840 ATMs compared to 2,548 ATMs on March 31, 2002. Quarterly transactions on the network increased 36% from 13.8 million in the second quarter 2001 to 18.7 million in the second quarter 2002. Transactions in the second quarter 2002 improved from
15.6 million in first quarter 2002. The ATM and transaction amounts exclude U.S.-based Dash and France operations for all periods. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, the U.K., Greece and Egypt.

Euronet Worldwide will host an analyst conference call on Monday, July 29, 2002, at 10:00 a.m. U.S. Eastern Daylight Time to further discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at www.vcall.com. For those not able to go through the web a special call-in number is available: 877-407-9210 (USA) or 1-201-689-8049. The password is "Listener."

On the analyst conference call, Euronet will provide certain financial guidance as detailed below, relating to its expected results for the full year 2002, as well as effective income tax rates for 2003.

..    2002 Estimated Revenues -- $71.5 million to $74 million

..    2002 Estimated Capital Expenditures -- $7 million to $10 million

..    2002 Income Tax Expense -- Less than $1 million

..    2003 Effective Income Tax Rate -- 20% to 25%, subject to certain country projected income and expense levels.

About Euronet Worldwide


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

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The Company offers financial payment middleware, financial network gateways, outsourcing and consulting services to financial institutions and mobile operators. These solutions enable their customers to access personal financial information and perform secure financial transactions -- any time, any place. The Company has processing centers located in the United States, Europe and Asia, and owns and operates the largest independent ATM network in Europe. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest, Hungary, Euronet serves more than 200 clients in 60 countries. Visit the Company's web site at www.euronetworldwide.com

Any statements contained in this news release, which concern the Company's or management's intentions, expectations, or are predictions of future performance, including without limitation the financial guidance indicated above, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company's products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company's business. These risks and other risks are described in the company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Q for the period ended March 31, 2002 and its Form 10-K for the year ended December 31, 2001. Copies of these filings may be obtained by contacting the company or the SEC.


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                             EURONET WORLDWIDE, INC.
                  CONSOLIDATED SUMMARY STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)


                                                                      Three Months Ended
                                                                           June 30,
                                                                 ----------------------------
                                                                     2002             2001
                                                                 ------------    ------------
Revenues:
  ATM network and related revenue                                $     12,909    $     10,934
  Software, maintenance and related revenue                             4,616           4,149
                                                                 ------------    ------------
  Total revenues                                                       17,525          15,083
                                                                 ------------    ------------
Operating expenses:
  Direct operating costs                                                6,743           6,543
  Salaries and benefits                                                 6,162           6,242
  Selling, general and administrative                                   1,565           1,978
  Depreciation and amortization                                         2,102           2,044
                                                                 ------------    ------------
  Total operating expenses                                             16,572          16,807
                                                                 ------------    ------------

Operating income/(loss)                                                   953          (1,724)
                                                                 ------------    ------------

Other (expense)/income:
   Interest income                                                         84              35
   Interest expense                                                    (1,707)         (2,200)
   (Loss)/gain on early retirement of debt                               (164)          7,346
   Foreign exchange (loss)/gain, net                                   (3,813)          3,244
                                                                 ------------    ------------
   Total other (expense)/income                                        (5,600)          8,425
                                                                 ------------    ------------
(Loss)/income from continuing operations before income taxes
  and minority interest                                                (4,647)          6,701
Income tax expense/(benefit)                                              262            (970)
                                                                 ------------    ------------
(Loss)/income from continuing operations before minority
  interest                                                             (4,909)          7,671
                                                                 ------------    ------------

Discontinued operations:
   Income/(loss) from operations of discontinued US and
     France components (including estimated loss on
     disposal of France of $119 in 2002)                                  226             (24)
   Income tax expense                                                     (78)             --
                                                                 ------------    ------------
Income/(loss) from discontinued operations                                148             (24)
                                                                 ------------    ------------

Minority interest                                                          21              --
                                                                 ------------    ------------

Net (loss)/income                                                      (4,740)          7,647

Translation adjustment                                                  1,048            (624)
                                                                 ------------    ------------

Comprehensive (loss)/income                                      $     (3,692)   $      7,023
                                                                 ============    ============

(Loss)/income from continuing operations and before minority
  interest per share and equivalent                              $      (0.21)   $       0.40
                                                                 ============    ============

Net (loss)/income per share and equivalent                       $      (0.21)   $       0.40
                                                                 ============    ============

Basic weighted average number of shares outstanding                23,066,844      19,105,450
                                                                 ------------    ------------

Diluted (loss)/income from continuing operations before
  minority interest per share and equivalent                     $      (0.21)   $       0.37
                                                                 ============    ============

Diluted net (loss)/income per share and equivalent               $      (0.21)   $       0.37
                                                                 ============    ============

Diluted weighted average number of shares outstanding              23,066,844      20,803,590
                                                                 ------------    ------------


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